Filed pursuant to Rule 424(b)(3)
Registration No. 333-139735

PROSPECTUS

2,475,042 SHARES

IMAGEWARE SYSTEMS, INC.

COMMON STOCK

This prospectus relates to the resale of up to 2,475,042 shares of common stock of ImageWare Systems, Inc., a Delaware corporation, that the selling stockholders may offer from time to time. The selling stockholders include those holders named in the table under the section entitled “Selling Stockholders” beginning on page 13 of this prospectus.

We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholders. We will bear the cost of the registration of these shares.

Subject to the restrictions described in this prospectus, the selling stockholders (directly, or through agents or dealers designated from time to time) may sell the shares of our common stock being offered by this prospectus from time to time, on terms to be determined at the time of sale. The prices at which these selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

Our common stock is quoted on the American Stock Exchange under the symbol “IW.” On February 21, 2007, the last reported sales price of our common stock, as reported on the American Stock Exchange,  was $1.75 per share.

INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS.  SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 22, 2007.

TABLE OF CONTENTS

About This Prospectus

Prospectus Summary

Risk Factors

Cautionary Statement Concerning Forward-Looking Information

Use of Proceeds

Selling Stockholders

Relationship of Selling stockholders to the Company

Plan of Distribution

Experts

Legal Matters

Where You Can Find More Information

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement.  We have not authorized, and the selling stockholders may not authorize, any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.  Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we are filing with the Securities and Exchange Commission (the “SEC”) on behalf of the selling stockholders, who are named in the table under the section entitled “Selling Stockholders” beginning on page 13 of this prospectus, utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time until this registration statement is withdrawn from registration by us, sell the shares of our common stock being offered under this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities that the selling stockholders may offer. To the extent required, the number of shares of our common stock to be sold, the purchase price, the public offering price, the names of any agent or dealer and any applicable commission or discount with respect to a particular offering by any selling stockholder may be set forth in an accompanying prospectus supplement.  The prospectus supplement may also add, update or change information contained in this prospectus.  You should read both this prospectus and any prospectus supplement together with the additional information described in the section entitled “Where You Can Find More Information.”

To the extent permitted by applicable law, rules or regulations, we may add, update or change the information contained in this prospectus by means of a prospectus supplement or post-effective amendments to the registration statement of which this prospectus forms a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by another method as may then be permitted under applicable law, rules or regulations.

You should rely only on the information contained in this prospectus or any related prospectus supplement, including the content of all documents now or in the future incorporated by reference into the registration statement of which this prospectus forms a part.  The selling stockholders may not authorize, anyone to provide you with different information. We are not, and the selling stockholders are not, making an offer of the shares of our common stock to be sold under this prospectus in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any related prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the related prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason.

PRIOR TO MAKING A DECISION ABOUT INVESTING IN OUR COMMON STOCK, YOU SHOULD CAREFULLY CONSIDER THE SPECIFIC RISKS CONTAINED IN THE SECTION ENTITLED “RISK FACTORS” IN THIS PROSPECTUS, AND ANY APPLICABLE PROSPECTUS SUPPLEMENT, TOGETHER WITH ALL OF THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT OR APPEARING IN THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS FORMS A PART.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.   This summary does not contain all the information that you should consider before investing in our common stock.  You should read this entire prospectus, including all documents incorporated by reference, carefully, especially “Risk Factors” and our financial statements and related notes incorporated by reference herein.  Please see the section entitled “Where You Can Find More Information.”

We use the terms “we,” “us,” “our,” “the Company” and “ImageWare” in this prospectus to refer to ImageWare Systems, Inc. and its consolidated subsidiaries.

Our Business

ImageWare Systems, Inc. is a leader in the emerging market for software-based identity management solutions, providing biometric, secure credential, law enforcement and enterprise authorization.  Our “flagship” product is the IWS Biometric Engine.  Scalable for small city business or worldwide deployment, our biometric engine is a multi-biometric platform that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes.  Our identification products are used to manage and issue secure credentials, including national IDs, passports, driver licenses, smart cards and access control credentials. Our law enforcement products provide law enforcement with integrated mug shot, fingerprint Livescan and investigative capabilities. We also provide comprehensive authentication security software.  The biometric technology is now an integral part of all markets we address, and all of our products are integrated into the Biometric Engine Platform.  Elements of the biometric engine can be used as investigative tools to law enforcement, potentially utilizing multiple biometrics and forensic data elements, and to enhance security and authenticity of public and private sector credentials.

Our biometric technology is a core software component of an organization’s security infrastructure and includes a multi-biometric identity management solution for enrolling, managing,  identifying and verifying the identify of people by the physical characteristics of the human body. We develop, sell and support various identity management capabilities within government, law enforcement, corporate organizations and even entertainment for identification and verification purposes. Our IWS Biometric Engine is a biometric identity management platform for multi-biometric enrollment, management and authentication, managing population databases of virtually unlimited sizes. It is also offered as a Software Development Kit (SDK) – based search engine, enabling developers and system integrators to implement a biometric solution or integrate biometric capabilities into existing applications without having to derive biometric functionality from pre-existing applications.  The IWS Biometric Engine, combined with our secure credential platform, IWS EPI Builder, provides a comprehensive, integrated biometric and secure credential solution that can be leveraged for high-end applications such as passports, driver licenses, national IDs, and other secure documents. It can also be utilized within our law enforcement systems to incorporate any number of various multiple biometrics into one system.

Our Secure Credential ID solutions empower customers to create secure and smart digital identification documents with complete ID systems. We develop, sell and support software and design systems which utilize digital imaging in the production of photo identification cards and credentials and identification systems. Our products in this market consist of IWS EPI Suite, IWS EPI Builder (SDK), Identifier for Windows and ID Card Maker.  These products allow for the production of digital identification cards and related databases and records and can be used by, among others, schools, airports, hospitals, corporations or governments.  We have recently added the ability to incorporate multiple biometrics into the ID systems we offer with the addition of our new IWS Biometric Engine to our product line.

Our law enforcement solutions enable agencies to quickly capture, archive, search, retrieve, and share digital images, fingerprints and criminal history records on a stand-alone, networked, wireless or Web-based platform. We develop, sell and support a suite of modular software products used by law enforcement and public safety agencies to create and manage criminal history records and to investigate crime. Our IWS Law Enforcement solution consists of the following software modules: A Capture and Investigative module, which provides a criminal booking system and related database; A Facial Recognition module, which uses biometric facial recognition to identify suspects; and Suspect ID, which facilitates the creation of full-color, photo-realistic suspect composites.  In addition, we offer a wireless module, which provides access to centrally stored records over the Internet in a connected or wireless fashion, a PDA add-on module which enables access to centrally stored records while in the field on a handheld Pocket PC compatible device, and central repository services which allows for inter-agency data sharing on a local, regional, and/or national level.  In 2005, we added a new Livescan module which incorporates Livescan capabilities into IWS Law Enforcement, providing integrated fingerprint and palm print biometric management for civil and law enforcement use.

Our enterprise authentication software includes the IWS Desktop Security software solution which is a comprehensive authentication management infrastructure specifically designed to provide enterprise networks with the most advanced authentication mechanisms including biometrics, RFID technology, USB flash memory modules, Trusted Platform Module (TPM), and smart cards.

IWS Desktop Security enables organizations to maintain a simplified, yet secure, method of seamlessly integrating various security devices within a centralized authentication platform.  Utilizing the platform, organizations are able to replace passwords, strengthen user authentication and condense existing authentication technologies and oversee authentication policies for the entire network environment.

Our offices are located at 10883 Thornmint Road, San Diego, California 92127, and our telephone number at this address is (858) 673-8600.  Our website address is www.iwsinc.com.  Information contained on our website, or that can be accessed through our website, is not a part of this prospectus.

See the section entitled “Where You Can Find More Information.”

The Offering

This prospectus relates to the resale by certain selling stockholders of up to 2,475,042 shares of common stock issuable upon conversion of our Series C Preferred Stock and warrants to purchase common stock. We will not receive any proceeds from the sale of securities by the selling stockholders listed herein.

The selling stockholders may sell the shares of common stock subject to this prospectus from time to time and may also decide not to sell all the shares they are allowed to sell under this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Furthermore, the selling stockholders may effectuate such transactions by selling the securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the securities for whom such broker-dealers may act as agent or to whom they sell as principal, or both. The selling stockholders may be deemed to be “underwriters,” as defined in the Securities Act. If any broker-dealers are used by the selling stockholders, any commissions paid to broker-dealers and, if broker-dealers purchase any selling stockholders’ securities as principals, any profits received by such broker-dealers on the resale of the selling stockholders’ securities may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions. All costs, expenses and fees in connection with the registration of the selling stockholders’ securities offered by selling stockholders will be borne by us. Brokerage commission, if any, attributable to the sale of the selling stockholders’ securities will be borne by the selling stockholders.

See the section entitled “Plan of Distribution” below.

Our common stock is traded on the American Stock Exchange under the symbol “IW.”

RISK FACTORS

An investment in our common stock involves a high degree of risk. before investing in our common stock, you should consider carefully the specific risks detailed in this “Risk Factors” section and any applicable prospectus supplement, together with all of the other information contained in this prospectus and any prospectus supplement. If any of these risks occur, our business, results of operations and financial condition could be harmed, the price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We have had net losses in our five most recent fiscal years and currently have stockholder’s equity of less than $6,000,000, and as a result, the American Stock Exchange (“AMEX”), may consider suspending or delisting our securities from the exchange.

The AMEX Company Guide provides that AMEX will normally consider suspending dealings in, or removing from listing, securities of a company which sustains net losses in its five most recent fiscal years and has stockholders’ equity of less than $6,000,000, unless the company has total market capitalization of at least $50,000,000, or total assets and revenue of $50,000,000. We have sustained net losses during our five most recent fiscal years, and as of the year ended December 31, 2005, our stockholders’ equity dropped to $3,365,602, from $8,266,219 for the year ended December 31, 2004. We do not currently meet the alternative minimum market capitalization or total asset and revenue requirements. As a result, we may be considered for suspension or delisting from AMEX. During May 2006, we received notification from AMEX that we were not in compliance with certain sections of the AMEX Company Guide. To maintain an AMEX listing, we were required to submit a plan to AMEX which demonstrates our ability to regain compliance with the continued listing standards within a maximum of 18 months. We submitted our plan to AMEX in June 2006. The Listing Qualifications Department of AMEX evaluated our plan and in September 2006 notified us that we had made a reasonable demonstration in the plan of an ability to regain compliance with the continued listing standards by the end of the plan periods, which AMEX determined to be November 15, 2006 for Section 1003(a)(iv) of the AMEX Company Guide and November 30, 2007 for Sections 1003(a)(i), 10033(a)(ii) and 1003(a)(iii) of the AMEX Company Guide.  Accordingly,  in September 2006, AMEX notified us that they would continue the listing of the Company subject to us making a public announcement disclosing the fact that we are not in compliance with the continued listing standards of the exchange and that our listing is being continued pursuant to an extension and our providing certain supporting documentation of key elements of our plan. We made the required public announcement and provided the requested information. We are subject to periodic review to determine if we are making progress consistent with the plan. Failure to make progress consistent with the plan or regain compliance with the continued listing standards by the end of the applicable extension periods could result in AMEX initiating delisting proceedings. There is no assurance that we will make progress consistent with the plan, or that we will be able to continue our listing on AMEX.

We have a history of significant recurring losses totaling approximately $69 million, and these losses may continue in the future.

As of September 30, 2006, we had an accumulated deficit of $68.8 million, and these losses may continue in the future. We may need to raise capital to cover these losses, and financing may not be available to us on favorable terms. We expect to continue to incur significant sales and marketing, research and development, and general and administrative expenses.

Our operating results have fluctuated in the past and are likely to fluctuate significantly in the future. We may experience fluctuations in our quarterly results of operations as a result of:

•                                  varying demand for and market acceptance of our technology and products;

•                                  changes in our product or customer mix;

•                                  the gain or loss of one or more key customers or their key customers, or significant changes in the financial condition of one or more of our key customers or their key customers;

•                                  our ability to introduce, certify and deliver new products and technologies on a timely basis;

•                                  the announcement or introduction of products and technologies by our competitors;

•                                  competitive pressures on selling prices;

•                                  costs associated with acquisitions and the integration of acquired companies, products and technologies;

•                                  our ability to successfully integrate acquired companies, products and technologies;

•                                  our accounting and legal expenses; and

•                                  general economic conditions.

These factors, some of which are not within our control, may cause the price of our stock to fluctuate substantially. To respond to these and other factors, we may need to make business decisions that could result in failure to meet financial expectations. If our quarterly operating results fail to meet or exceed the expectations of securities analysts or investors, our stock price could drop suddenly and significantly. Most of our expenses, such as employee compensation, inventory and debt repayment obligations, are relatively fixed in the short term. Moreover, our expense levels are based, in part, on our expectations regarding future revenue levels. As a result, if our revenue for a particular period were below our expectations, we would not be able to proportionately reduce our operating expenses for that period. Any revenue shortfall would have a disproportionately negative effect on our operating results for the period.

We have received a “going concern” opinion from our independent registered public accounting firm, which may negatively impact our business.

We have received a report from Stonefield Josephson, Inc., our independent registered public accounting firm, regarding our consolidated financial statements for the fiscal year ended December 31, 2005, which included an explanatory paragraph stating that the financial statements were prepared assuming we will continue as a going concern. The report also stated that our substantial net losses and monetary liabilities have raised substantial doubt about our ability to continue as a going concern. Any failure to dispel any continuing doubts about our ability to continue as a going concern could adversely affect our ability to enter into collaborative relationships with business partners, to raise additional capital and to sell our products, and could have a material adverse effect on our business, financial condition and results of operations.

We currently have limited cash resources and we will require additional funding to finance our working capital requirements for the next twelve months.

We currently have limited cash resources and we will require financing to fund our anticipated working capital requirements for at least the next twelve months. If we are not able to generate positive cash flows from operations in the near future, we will be required to seek additional funding through public or private equity or debt financing. There can be no assurance that additional financing will be available on acceptable terms, or at all. If we are required to sell equity to raise additional funds, our existing stockholders may incur substantial dilution and any shares so issued may have rights, preferences and privileges superior to the rights, preferences and privileges of our outstanding common stock. Also, we may be required to obtain funds through arrangements with third parties that require us to relinquish rights to certain of our technologies or products that we would seek to develop or commercialize ourselves. In addition, our ability to raise additional capital may be dependent upon the our common stock being listed on AMEX. We cannot guarantee that we will be able to satisfy the criteria for continued listing on AMEX.

We depend upon a small number of large system sales ranging from $500,000 to in excess of $2,000,000, and we may fail to achieve one or more large system sales in the future.

In the past three years, we have derived a substantial portion of our revenues from a small number of sales of large, relatively expensive systems, typically ranging in price from $500,000 to $2,000,000. As a result, if we fail to receive orders for these large systems in a given sales cycle on a consistent basis, our business could be significantly harmed. Further, our quarterly results are difficult to predict because we cannot predict in which quarter, if any, large system sales will occur in a given year. As a result, we believe that quarter-to-quarter comparisons of our results of operations are not a good indication of our future performance. In some future quarters, our operating results may be below the expectations of securities analysts and investors, in which case the market price of our common stock may decrease significantly.

Our lengthy sales cycle may cause us to expend significant resources for as long as one year in anticipation of a sale to certain customers, yet we still may fail to complete the sale.

When considering the purchase of a large computerized identity management system, a government agency may take as long as one year to evaluate different systems and obtain approval for the purchase. If we fail to complete a sale, we will have expended significant resources and received no revenue in return. Generally, agencies consider a wide range of issues before committing to purchase our products, including product benefits, ability to operate with their current systems, product reliability and their own budgetary constraints. While potential customers are evaluating our products and before they place an order with us, we may incur substantial selling costs and expend significant management effort to accomplish a sale.

A significant number of our customers are government agencies that are subject to unique political and budgetary constraints and have special contracting requirements which may affect our ability to obtain new government customers.

A significant number of our customers are government agencies. These agencies often do not set their own budgets and therefore have little control over the amount of money they can spend. In addition, these agencies experience political pressure that may dictate the manner in which they spend money. Due to political and budgetary processes and other scheduling delays that may frequently occur relating to the contract or bidding process, some government agency orders may be canceled or substantially delayed, and the receipt of revenues or payments may be substantially delayed. In addition, future sales to government agencies will depend on our ability to meet government contracting requirements, certain of which may be onerous or impossible to meet, resulting in our inability to obtain a particular contract. Common requirements in government contracts include bonding requirements, provisions permitting the purchasing agency to modify or terminate at will the contract without penalty, and provisions permitting the agency to perform investigations or audits of our business practices.

We may fail to create new applications for our products and enter new markets, which may affect our future success.

We believe our future success depends in part on our ability to develop and market our technology for applications other than booking systems for the law enforcement market. If we fail in these goals, our business strategy and ability to generate revenues and cash flow would be significantly impaired. We intend to expend significant resources to develop new technology, but the successful development of new technology cannot be predicted and we cannot guarantee we will succeed in these goals.

We occasionally rely on systems integrators to manage our large projects, and if these companies do not perform adequately, we may lose business.

We occasionally act as a subcontractor to systems integrators who manage large projects that incorporate our systems, particularly in foreign countries. We cannot control these companies, and they may decide not to promote our products or may price their services in such a way as to make it unprofitable for us to continue our relationship with them. Further, they may fail to perform under agreements with their customers, in which case we might lose sales to these customers. If we lose our relationships with these companies, our business may suffer.

If the patents we own or license, or our other intellectual property rights, do not adequately protect our products, we may lose market share to our competitors and be unable to operate our business profitably.

Our success depends significantly on our ability to protect our rights to the technologies used in our products. We rely on patent protection, trade secrets, as well as a combination of copyright and trademark laws and nondisclosure, confidentiality and other contractual arrangements to protect our technology. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. In addition, we cannot be assured that any of our pending patent applications will result in the issuance of a patent to us. The U.S. Patent and Trademark Office (“PTO”), may deny or require significant narrowing of claims in our pending patent applications, and patents issued as a result of the pending patent applications, if any, may not provide us with significant commercial protection or be issued in a form that is advantageous to us. We could also incur substantial costs in proceedings before the PTO. These proceedings could result in adverse decisions as to the claims included in our patents.

Our issued and licensed patents and those that may be issued or licensed in the future may be challenged, invalidated or circumvented, which could limit our ability to stop competitors from marketing related products. Additionally, upon expiration of our issued or licensed patents, we may lose some of our rights to exclude others from making, using, selling or importing products using the technology based on the expired patents. We also must rely on contractual rights with the third parties that license technology to us to protect our rights in the technology licensed to us. Although we have taken steps to protect our intellectual property and technology, there is no assurance that competitors will not be able to design around our patents. We also rely on unpatented proprietary technology. We cannot assure you that we can meaningfully protect all our rights in our unpatented proprietary technology or that others will not independently develop substantially equivalent proprietary products or processes or otherwise gain access to our unpatented proprietary technology. We seek to protect our know-how and other unpatented proprietary technology with confidentiality agreements and intellectual property assignment agreements with our employees. However, such agreements may not provide meaningful protection for our proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements or in the event that our competitors discover or independently develop similar or identical designs or other proprietary information. In addition, we rely on the use of registered and common law trademarks with respect to the brand names of some of our products. Our common law trademarks provide less protection than our registered trademarks. Loss of rights in our trademarks could adversely affect our business, financial condition and results of operations.

Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. If we fail to apply for intellectual property protection or if we cannot adequately protect our intellectual property rights in these foreign countries, our competitors may be able to compete more effectively against us, which could adversely affect our competitive position, as well as our business, financial condition and results of operations.

If third parties claim that we infringe their intellectual property rights, we may incur liabilities and costs and may have to redesign or discontinue selling certain products.

Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. We face the risk of claims that we have infringed on third parties’ intellectual property rights. Searching for existing intellectual property rights may not reveal important intellectual property and our competitors may also have filed for patent protection, which is not as yet a matter of public knowledge, or claimed trademark rights that have not been revealed through our availability searches. Our efforts to identify and avoid infringing on third parties’ intellectual property rights may not always be successful. Any claims of patent or other intellectual property infringement, even those without merit, could:

•                                  increase the cost of our products;

•                                  be expensive and time consuming to defend;

•                                  result in us being required to pay significant damages to third parties;

•                                  force us to cease making or selling products that incorporate the challenged intellectual property;

•                                  require us to redesign, reengineer or rebrand our products;

•                                  require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property, the terms of which may not be acceptable to us;

•                                  require us to indemnify third parties pursuant to contracts in which we have agreed to provide indemnification to such parties for intellectual property infringement claims;

•                                  divert the attention of our management; and

•                                  result in our customers or potential customers deferring or limiting their purchase or use of the affected products until the litigation is resolved.

In addition, new patents obtained by our competitors could threaten a product’s continued life in the market even after it has already been introduced.

Existing or future acquisitions of businesses could negatively affect our business, financial condition and results of operations if we fail to integrate the acquired businesses successfully into our existing operations or if we discover previously undisclosed liabilities.

We completed the acquisitions of several companies, including G&A Imaging Ltd. (“G&A”), and we plan to continue to review potential acquisition candidates. Our business and our strategy includes building our business through acquisitions. However, acceptable acquisition candidates may not be available in the future or may not be available on terms and conditions acceptable to us.

Successful acquisitions depend upon our ability to identify, negotiate, complete and integrate suitable acquisitions and to obtain any necessary financing. Even if we complete acquisitions, we may experience:

•                                  difficulties in integrating any acquired companies, personnel and products into our existing business;

•                                  delays in realizing the benefits of the acquired company or products;

•                                  diversion of our management’s time and attention from other business concerns;

•                                  limited or no direct prior experience in new markets or countries we may enter;

•                                  higher costs of integration than we anticipated; and

•                                  difficulties in retaining key employees of the acquired business who are necessary to manage these acquisitions.

In addition, an acquisition could materially impair our operating results by causing us to incur debt or requiring us to amortize acquisition expenses and acquired assets. We may also discover deficiencies in internal controls, data adequacy and integrity, product quality, regulatory compliance and product liabilities that we did not uncover prior to our acquisition of such businesses, which could result in us becoming subject to penalties or other liabilities. Any difficulties in the integration of acquired businesses or unexpected penalties or liabilities in connection with such businesses could have a material adverse effect on our business, financial condition and results of operations.

We operate in foreign countries and are exposed to risks associated with foreign political, economic and legal environments and with foreign currency exchange rates.

With our acquisition of G&A, we have significant foreign operations.  As a result, we are exposed to risks, including among others, risks associated with foreign political, economic and legal environments and with foreign currency exchange rates. Our results may be adversely affected by, among other things, changes in government policies with respect to laws and regulations, anti-inflation measures, currency conversions, remittance abroad and rates and methods of taxation.

RISKS RELATED TO OWNING OUR STOCK

The holders of our preferred stock have certain rights and privileges that are senior to our common stock, and we may issue additional shares of preferred stock without stockholder approval that could have a material adverse effect on the market value of the common stock.

Our Board of Directors has the authority to issue a total of up to 4,000,000 shares of preferred stock and to fix the rights, preferences, privileges, and restrictions, including voting rights, of the preferred stock, which typically are senior to the rights of the common stockholders, without any further vote or action by you and the other common stockholders. Your rights will be subject to, and may be adversely affected by, the rights of the holders of the preferred stock that have been issued, or might be issued in the future. Preferred stock also could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of ImageWare. This could delay, defer, or prevent a change in control. Furthermore, holders of preferred stock may have other rights, including economic rights, senior to the common stock. As a result, their existence and issuance could have a material adverse effect on the market value of the common stock. We have in the past issued, and, may from time to time in the future issue, preferred stock for financing or other purposes with rights, preferences, or privileges senior to the common stock. We currently have two series of preferred stock outstanding, Series B preferred stock and Series C 8% convertible preferred stock (“Series C Preferred Stock”).

The provisions of our Series B preferred stock prohibit the payment of dividends on the common stock unless the dividends on those preferred shares are first paid. In addition, upon a liquidation, dissolution or sale of ImageWare’s business, the holders of the Series B preferred stock will be entitled to receive, in preference to any distribution to the holders of common stock, initial distributions of $2.50 per share, plus all accrued but unpaid dividends.  Pursuant to the terms of our Series B preferred stock we are obligated to pay cumulative cash dividends on shares of Series B preferred stock from legally available funds at the annual rate of $0.2125 per share, payable in two semi-annual installments of $0.10625 each, which cumulative dividends must be paid prior to payment of any dividend on our Common Stock. As of September 30, 2006, the Company had cumulative undeclared dividends on the Series B preferred stock of approximately $22,000.

The Series C Preferred Stock has a liquidation preference equal to its stated value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages owing thereon. The Series C Preferred Stock accrues cumulative dividends at the rate of 8.0% of the stated value per share per annum.  At the option of the Company, the dividend payment may be made in the form of cash, after the payment of cash dividends to the holders of Series B preferred stock, or common stock issuable upon conversion of the Series C Preferred Stock.  Each share of Series C Preferred Stock is convertible at any time at the option of the holder into a number of shares of common stock equal to the stated value (initially $1,000 per share, subject to adjustment), plus any accrued and unpaid dividends, divided by the conversion price (initially $1.50 per share, subject to adjustment). Subject to certain limitations, the conversion price per share shall be adjusted in the event of certain subsequent stock dividends, splits, reclassifications, dilutive issuances, rights offerings, and reclassifications.  The Series C Preferred Stock generally does not have voting rights except as required by law, however, certain activities may not be undertaken by the Company without the affirmative vote of a majority of the holders of the outstanding shares of Series C Preferred Stock.

Our stock price has been volatile, and your investment in our common stock could suffer a decline in value.

There has been significant volatility in the market price and trading volume of equity securities, which is unrelated to the financial performance of the companies issuing the securities. These broad market fluctuations may negatively affect the market price of our common stock. You may not be able to resell your shares at or above the price you pay for those shares due to fluctuations in the market price of our common stock caused by changes in our operating performance or prospects and other factors.

Some specific factors that may have a significant effect on our common stock market price include:

•                                  actual or anticipated fluctuations in our operating results or future prospects;

•                                  our announcements or our competitors’ announcements of new products;

•                                  the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•                                  strategic actions by us or our competitors, such as acquisitions or restructurings;

•                                  new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•                                  changes in accounting standards, policies, guidance, interpretations or principles;

•                                  changes in our growth rates or our competitors’ growth rates;

•                                  developments regarding our patents or proprietary rights or those of our competitors;

•                                  our inability to raise additional capital as needed;

•                                  concern as to the efficacy of our products;

•                                  changes in financial markets or general economic conditions;

•                                  sales of common stock by us or members of our management team; and

•                                  changes in stock market analyst recommendations or earnings estimates regarding our common stock, other comparable companies or our industry generally.

Our future capital-raising activities could involve the issuance of equity securities, which would dilute your investment and could result in a decline in the trading price of our common stock.

We may sell securities in the public or private equity markets if and when conditions are favorable, even if we do not have an immediate need for additional capital at that time. Raising funds through the issuance of equity securities will dilute the ownership of our existing stockholders. Furthermore, we may enter into financing transactions at prices that represent a substantial discount to the market price of our common stock. A negative reaction by investors and securities analysts to any discounted sale of our equity securities could result in a decline in the trading price of our common stock.

If registration rights that we have previously granted are exercised, then the price of our common stock may be adversely affected.

We have agreed to register with the SEC shares of common stock underlying our outstanding Series C Preferred Stock and warrants to purchase an aggregate of 808,378 shares of common stock, which are included in the registration statement of which this prospectus forms a part. In the event these securities are registered with the SEC, they may be freely sold in the open market provided the registration statement of which this prospectus forms a part remains effective and subject to trading restrictions to which our insiders holding the shares may be subject from time to time. We expect that we also will be required to register any securities sold in future private financings. The sale of a significant amount of shares in the open market, or the perception that these sales may occur, could cause the trading price of our common stock to decline or become highly volatile.

Our corporate documents and Delaware law contain provisions that could discourage, delay or prevent a change in control of our company.

Provisions in our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition involving us that our stockholders may consider favorable. For example, our certificate of incorporation authorizes preferred stock, which carry special rights, including voting and dividend rights. With these rights, preferred stockholders could make it more difficult for a third party to acquire us.

We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Under these provisions, if anyone becomes an “interested stockholder,” we may not enter into a “business combination” with that person for three years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 203, “interested stockholder” means, generally, someone owning 15% or more of our outstanding voting stock or an affiliate of ours that owned 15% or more of our outstanding voting stock during the past three years, subject to certain exceptions as described in Section 203.

Future sales of our common stock could adversely affect its price.

Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital. We may issue additional common stock in future financing transactions or as incentive compensation for our executive management and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of common stock. The market price for our common stock could decrease as the market takes into account the dilutive effect of any of these issuances.

We do not expect to pay cash dividends on our common stock for the foreseeable future.

We have never paid cash dividends on our common stock and do not anticipate that any cash dividends will be paid on the common stock for the foreseeable future. The payment of any cash dividend by us will be at the discretion of our board of directors and will depend on, among other things, our earnings, capital, regulatory requirements and financial condition. Furthermore, the terms of our Series B preferred stock and Series C Preferred Stock directly limit our ability to pay cash dividends on our common stock.

Securities analysts may not continue to cover our common stock or may issue negative reports, and this may have a negative impact on our common stock’s market price.

There is no guarantee that securities analysts will continue to cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect our common stock’s market price. The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about our business or us. If one or more of the analysts who cover us downgrades our stock, our stock price may decline rapidly. If one or more of these analysts ceases coverage of ImageWare, we could lose visibility in the market, which in turn could cause our stock price to decline. In addition, rules mandated by the Sarbanes-Oxley Act of 2002, and a global settlement reached between the SEC, other regulatory analysts and a number of investment banks in April 2003, may lead to a number of fundamental changes in how analysts are reviewed and compensated.

In particular, many investment banking firms will now be required to contract with independent financial analysts for their stock research. It may be difficult for companies with smaller market capitalizations, such as our company, to attract independent financial analysts that will cover our common stock, which could have a negative effect on our market price.

The large number of holders and lack of concentration of ownership of our common stock may make it difficult for us to reach a quorum or obtain an affirmative vote of our stockholders at future stockholder meetings.

Our stock is held in a large number of individual accounts with no one registered holder or group of registered holders individually accounting for more than 5% of our outstanding common stock. As a result, it may be difficult for us to reach a quorum or obtain an affirmative vote of a majority of our stockholders where either of those thresholds are measured based on the total number of shares of our common stock outstanding. Difficulty in obtaining a stockholder vote could impact our ability to complete any financing or strategic transaction requiring stockholder approval or effect basic corporate governance changes, such as an increase in the authorized number of shares of our common stock.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing patents, technologies, products, plans and objectives of management, markets for stock of ImageWare and other matters. Statements in this prospectus that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act.  Such forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income of ImageWare, wherever they occur, are necessarily estimates reflecting the best judgment of our senior management on the date on which they were made, or if no date is stated, as of the date of this prospectus. These forward-looking statements are subject to risks, uncertainties and assumptions, including those described in the section entitled “Risk Factors,” may affect the operations, performance, development and results of our business. Because the factors discussed in this prospectus could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any such forward-looking statements. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You are advised to read carefully the section titled “Risk Factors” beginning on page 4 of this prospectus.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All subsequent forward-looking statements attributable to ImageWare or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.  Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after we distribute this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

All of our common stock being offered under this prospectus is being sold by or for the account of the selling stockholders. We will not receive any proceeds from the sale of our common stock by or for the account of the selling stockholders.

SELLING STOCKHOLDERS

The following table sets forth certain information available to us as of February 22, 2007 with respect to persons for whom we are registering the selling stockholders’ securities for resale to the public. We will not receive any of the proceeds from the sale of the selling stockholders’ securities. Beneficial ownership of the selling stockholders’ securities by such selling stockholders after the offering will depend on the number of selling stockholders’ securities sold by each selling stockholder. This assumes that selling stockholders will still hold shares that are not registered hereby.

In March 2006, we completed a secured debt financing in the aggregate amount of $1,550,000 (the “Debt Financing”). As part of that financing, we issued a series of secured promissory notes in the aggregate amount of $1,550,000 (the “Notes”) pursuant to a Note Purchase Agreement (the “Note Purchase Agreement”). The Notes mature in full in March 2007, but may become due prior to that time upon the occurrence of certain events. As part of the Debt Financing, we also issued warrants to purchase an aggregate of 387,500 shares of our common stock to the holders of the Notes (the “Initial Warrants”). The Initial Warrants have a 5-year term and had an initial exercise price $2.30 per share.  The shares of common stock issuable upon exercise of the Initial Warrants have piggyback registration rights that require us to register these shares with the SEC. Pursuant to these registration rights, the shares of common stock issuable upon exercise of the Initial Warrants are being registered hereunder.

In November and December 2006, we consummated a private placement (the “Private Placement”) of an aggregate of 2,500 shares of our Series C Preferred Stock and warrants to purchase an aggregate of 125,000 shares of our common stock to certain accredited investors (the “Private Placement Warrants”). The Series C Preferred stock has a stated value of $1,000 per share and is initially convertible into common stock at a rate of $1.50 of the per share stated value. The Private Placement Warrants have a 5-year term and an initial exercise price of $1.575 per share.  As part of the Private Placement, we also issued warrants to purchase an aggregate of 46,000 shares of our common stock to certain placement agents (the “Placement Agent Warrants”). The Placement Agent Warrants each have a 5-year term and an initial exercise price of $1.575 per share. We have agreed to register for resale all of the shares of common stock that issuable upon conversion of the Series C Preferred Stock and upon exercise of the Private Placement Warrants and the Placement Agent Warrants.

Under the terms of the Note Purchase Agreement, the Private Placement would have caused an immediate acceleration of the full amounts owed under the Notes.  However, we received a written waiver of the acceleration of the Notes in connection with the Private Placement in consideration for the issuance of additional warrants to purchase an aggregate of up to 200,250 shares of common stock to the holders of the Notes (the “Additional Warrants”) and the adjustment of the exercise prices of the Initial Warrants from $2.30 per share to $1.80 per share. We have agreed to register for resale all of the shares of common stock issuable upon exercise of the Additional Warrants.

The table below also contains information for selling stockholders who hold warrants previously issued by us (the “Prior  Warrants”) with certain antidilution and registration rights.  Upon the consummation of the Debt Financing and/or the Private Placement, the exercise price and number of shares issuable upon exercise of the Prior Warrants were adjusted, resulting in additional shares of common stock becoming issuable upon the exercise of the Prior Warrants.  We have agreed to register for resale all of the shares of common stock issuable as a result of these antidilution adjustments upon exercise of the Prior Warrants.

The table below presents information regarding the selling stockholders and the shares of our common stock that they may offer and sell from time to time under this prospectus. Percentages of beneficial ownership are based upon 13,725,765 shares of common stock issued and outstanding as of February 13, 2007.

	NUMBER OF SHARES BENEFICIALLY OWNED	SHARES OF COMMON STOCK	SHARES BENEFICIALLY OWNED AFTER OFFERING
SELLING STOCKHOLDERS (1)	BEFORE OFFERING	BEING OFFERED (2)	NUMBER	PERCENTAGE

A1-Kim Associates Profit Sharing Plan (3)	7,938	574	7,364	*

Danny Aharon (4)	1,586	113	1,473	*

Francis Anderson (5)	9,175	244	8,931	*

AJW Offshore Ltd. (6)	23,131	23,131	0	*

AJW Partners, LLC (7)	4,171	4,171	0	*

AJW Qualified Partners, LLC (8)	10,238	10,238	0	*

Asset Factoring Ansbacher Bahamas Ltd. (9)	37,919	37,919	0	*

Bru Holding Co., LLC (10)	609,323	143,333	465,990	3.38%

Eugene and Natalie Ciner (11)	3,792	3,792	0	*

William Corbett (12)	43,898	14,283	29,615	*

Corman Foundation, Inc. (13)	32,658	18,960	13,698	*

Cranshire Capital, LP (14)	94,798	94,798	0	*

Empire Financial Group, Inc. (15)	12,000	12,000	0	*

Equity Source Partners, LLC (16)	6,000	6,000	0	*

Jeffrey Glassman (17)	3,969	287	3,682	*

Goldberg Partners (18)	218,233	143,333	74,900	*

Sean Greene (19)	18,960	18,960	0	*

Gruber & McBaine International (20)	629,943	287,815	342,128	2.47%

Haystack Capital (21)	79,394	5,751	73,643	*

Iroquois Master Fund Ltd. (22)	205,666	82,604	123,062	*

Michael Jacks (23)	291,993	14,283	277,710	1.98%

Jon D. and Linda W. Gruber Trust (24)	164,449	574	163,875	1.19%

	NUMBER OF SHARES BENEFICIALLY OWNED	SHARES OF COMMON STOCK	SHARES BENEFICIALLY OWNED AFTER OFFERING
SELLING STOCKHOLDERS (1)	BEFORE OFFERING	BEING OFFERED (2)	NUMBER	PERCENTAGE

Harvey Kohn (25)	50,962	1,562	49,400	*

Helen Kohn (26)	561,767	1,149	560,618	4.01%

The Kyabrtai Trust (27)	37,919	37,919	0	*

Lagunitas Partners LP (28)	1,924,134	863,450	1,060,684	7.55%

Laidlaw & Company (UK) Ltd. (29)	21,562	1,562	20,000	*

Martha Lipton (30)	1,586	113	1,437	*

Little Bear Investments, LLC (31)	123,071	55,869	67,202	*

Lewis Mason (32)	12,936	936	12,000	*

J. Patterson McBaine (33)	3,063,292	1,438,505	1,624,787	11.78%

New Millennium Capital Partners II, LLC (34)	379	379	0	*

Wolf Prensky (35)	53,797	39,068	14,729	*

Zachary Prensky (36)	461,539	158,694	302,845	2.18%

Omicron Master Trust (37)	27,121	1,963	25,158	*

RMW Envirovest (38)	55,260	18,960	36,300	*

Rockmore Investment Master Fund Ltd. (39)	21,252	910	20,342	*

Gary Shemano (40)	7,833	566	7,267	*

Smithfield Fiduciary LLC (41)	136,596	2,875	133,721	*

Cary Sucoff (42)	312,152	1,806	310,346	2.23%

Ronit Sucoff (43)	15,878	1,149	14,729	*

Scott Sucoff (44)	21,136	936	20,200	*

Trude C. Taylor and Joan C. Taylor, Co-Trustees of the Taylor Family Trust dated June 10, 1983 (45)	19,908	19,908	0	*

	NUMBER OF SHARES BENEFICIALLY OWNED	SHARES OF COMMON STOCK	SHARES BENEFICIALLY OWNED AFTER OFFERING
SELLING STOCKHOLDERS (1)	BEFORE OFFERING	BEING OFFERED (2)	NUMBER	PERCENTAGE
Valkyrie Leasing, LLC (46)	191,839	75,839	116,000	*

Dean Willard (47)	196,729	72,815	123,914	*

* Represents beneficial ownership of less than 1%

(1)	This table is based upon information supplied to us by the selling stockholders.

(2)	Assumes that the selling stockholders sell all of the shares available for resale.

(3)

Comprised of 7,938 shares of common stock issuable upon exercise of a warrant. Maxine Ganer is the trustee of the A1-Kim Associates Profit Sharing Plan and has voting and investment control over shares of common stock beneficially owned by the A1-Kim Associates Profit Sharing Plan.

(4)	Comprised of 1,586 shares of common stock issuable upon exercise of a warrant.

(5)	Comprised of 3,375 shares of common stock issuable upon exercise of warrant and 5,800 shares of common stock held directly.

(6)	Comprised of 23,131 shares of common stock issuable upon exercise of warrants. Corey S. Ribotsky has voting and investment control over shares of common stock beneficially owned by AJW Offshore Ltd.

(7)	Comprised of 4,171 shares of common stock issuable upon exercise of warrants. Corey S. Ribotsky has voting and investment control over shares of common stock beneficially owned by AJW Partners, LLC.

(8)

Comprised of 10,238 shares of common stock issuable upon exercise of warrants. Corey S. Ribotsky has voting and investment control over shares of common stock beneficially owned by AJW Qualified Partners, LLC.

(9)

Comprised of 37,919 shares of common stock issuable upon exercise of warrants. Charles Johnston is the Vice President, Investing of Asset Factoring Ansbacher Bahamas Ltd. and has voting and investment control over shares of common stock beneficially owned by Asset Factoring Ansbacher Bahamas Ltd.

(10)

Comprised of 431,390 shares of common stock held directly, 133,333 shares of common stock issuable upon conversion of Series C Preferred Stock and 44,600 shares of common stock issuable upon exercise of warrants. Bruce Toll exercises voting and investment control over all the shares beneficially owned by Bru Holding Co., LLC.

(11)	Comprised of 3,792 shares of common stock issuable upon exercise of warrants.

(12)	Comprised of 43,898 shares of common stock issuable upon exercise of warrants.

(13)

Comprised of 32,658 shares of common stock issuable upon exercise of warrants. James Corman, President of Corman Foundation, Inc. has voting and investment control over shares of common stock beneficially owned by Corman Foundation, Inc.

(14)

Comprised of 94,798 shares of common stock issuable upon exercise of warrants. Mitchell P. Kohn, President of Downsview Capital, Inc., the General Partner of Cranshire Capital, LP, has sole voting and investment discretion over shares of common stock beneficially owned by Cranshire Capital, LP.

(15)

Comprised of 12,000 shares of common stock issuable upon exercise of a warrant. Steve Rabinivice, as Chief Executive Officer of Empire Financial Group, Inc., has voting and investment control over shares of common stock beneficially owned by Empire Financial Group, Inc.

(16)

Comprised of 6,000 shares of common stock issuable upon exercise of a warrant. Cary Sucoff, Harvey Kohn, Scott Sucoff and Lewis Mason have voting and investment control over shares of common stock beneficially owned by Equity Source Partners, LLC.

(17)	Comprised of 3,969 shares of common stock issuable upon exercise of a warrant.

(18)

Comprised of 74,900 shares of common stock held directly, 133,333 shares of common stock issuable upon conversion of Series C Preferred Stock and 10,000 shares of common stock issuable upon exercise of a warrant. John Goldberg has voting and investment control over shares of common stock beneficially owned by Goldberg Partners.

(19)	Comprised of 18,960 shares of common stock issuable upon exercise of warrants.

(20)

Comprised of 259,637 shares of common stock held directly, 266,666 shares of common stock issuable upon conversion of Series C Preferred Stock and 103,640 shares of common stock issuable upon exercise of warrants. Jon D. Gruber and J. Patterson McBaine, as managers of Gruber & McBaine Capital Management, exercise all voting and investment control over the shares beneficially owned by Gruber & McBaine International.

(21)

Comprised of 79,394 shares of common stock issuable upon exercise of a warrant. Judith Finger and Douglas Topkis have voting and investment control over shares of common stock beneficially owned by Haystack Capital.

(22)

Comprised of 205,666 shares of common stock issuable upon exercise of warrants. Joshua Silverman exercises sole voting and investment control over the shares of common stock held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of the shares held by Iroquois Master Fund Ltd.

(23)	Comprised of 291,993 shares of common stock issuable upon exercise of warrants directly held by Mr. Jacks.

(24)

Comprised of 121,374 shares of common stock held directly and 43,075 shares of common stock issuable upon exercise of warrants. Jon D. Gruber has voting and investment control over shares of common stock beneficially owned by Jon D. and Linda W. Gruber Trust.

(25)	Comprised of 21,562 shares of common stock issuable upon exercise of warrants and29,400 shares of common stock held directly.

(26)	Comprised of 300,560 shares of common stock held directly and 261,207 shares of common stock issuable upon exercise of warrants.

(27)

Comprised of 37,919 shares of common stock issuable upon exercise of warrants. Wolf Prensky, Trustee of the Kyabrtai Trust, exercises voting and investment control over the shares beneficially owned by the Kyabrtai Trust.

(28)

Comprised of 800,000 shares of common stock issuable upon conversion of Series C Preferred Stock, 320,968 shares of common stock issuable upon exercise of warrants and 803,166 shares of common stock held directly. Jon D. Gruber and J. Patterson McBaine, managers of Gruber & McBaine Capital Management, exercise all voting and investment control over the shares beneficially owned by Lagunitas Partners LP.

(29)

Comprised of 21,562 shares of common stock issuable upon exercise of a warrant. Robert Bonaventura, President, has voting and investment control over shares of common stock beneficially owned by Laidlaw & Company (UK) Ltd.

(30)	Comprised of 1,586 shares of common stock issuable upon exercise of a warrant.

(31)

Comprised of 31,000 shares of common stock held directly and 92,071 shares of common stock issuable upon exercise of warrants. Zachary Prensky and Jeffrey Mann exercise voting and investment control over the shares being sold by Little Bear Investments, LLC. Zachary Prensky, an affiliate and 50% owner of Little Bear Investments, LLC, directly owns 162,000 shares of common stock and warrants to purchase 176,468 shares of common stock. Little Bear Investments, LLC disclaims any ownership or control over common stock and warrants held directly by Mr. Prensky.

(32)	Comprised of 12,936 shares of common stock issuable upon exercise of a warrant.

(33)

J. Patterson McBaine, as a manager of Gruber & McBaine Capital Management, exercises all voting and investment control over the shares being sold by Gruber & McBaine International and Langunitas Partners. Comprised of 266,666 shares of common stock issuable upon conversion of Series C Preferred Stock held directly by Mr. McBaine, 63,075 shares of common stock issuable upon exercise of warrants held directly by Mr. McBaine, 179,474 shares of common stock held directly, and the shares of common stock referenced in footnotes (20) and (28) above.

(34)

Comprised of 379 shares of common stock issuable upon exercise of warrants. Corey S. Ribotsky has voting and investment control over shares of common stock beneficially owned by New Millennium Capital Partners II, LLC.

(35)

Wolf Prensky is the trustee of the Kyabrtai Trust and has voting and investment control over shares of common stock beneficially owned by the Kyabrtai Trust. Comprised of 15,878 shares of common stock issuable upon exercise of a warrant and the shares of common stock referenced in footnote (27) above.

(36)

Zachary Prensky is an affiliate and 50% owner of Little Bear Investments, LLC. Mr. Prensky beneficially owns the securities held by Little Bear Investments, LLC. Comprised of 162,000 shares of common stock held directly, 176,468 shares of common stock issuable upon exercise of warrants, and the shares of common stock beneficially owned by Little Bear Investments, LLC referenced in footnote (31) above.

(37)

Comprised of 27,121 shares of common stock issuable upon exercise of a warrant. Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. As of the date of this prospectus, Mr. Olivier H. Morali, an officer of OCI, and Mr. Bruce T. Bernstein, a consultant to OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions with respect to the shares of our common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Exchange Act or of any other person named in this prospectus as a selling stockholder. No person or “group” (as that term is used in Section 13(d) of the Exchange Act of the SEC’s Regulation 13D-G) controls Omicron and Winchester.

(38)

Comprised of 18,000 shares of common stock held directly and 37,260 shares of common stock issuable upon exercise of warrants. Michael Withers has voting and investment control over shares of common stock beneficially owned by RMW Envirovest.

(39)

Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of December 22, 2006, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

(40)	Comprised of 7,833 shares of common stock issuable upon exercise of a warrant.

(41)

Comprised of 39,697 shares of common stock issuable upon exercise of a warrant and 96,899 shares of common stock held directly. Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and has voting and investment control over shares of common stock beneficially owned by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and as such, exercise voting and investment control over the shares of common stock beneficially owned by Smithfield Fiduciary LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the common stock beneficially owned by Smithfield Fiduciary LLC.

(42)	Comprised of 177,152 shares of common stock issuable upon exercise of warrants and 135,000 shares of common stock held directly.

(43)	Comprised of 15,878 shares of common stock issuable upon exercise of a warrant.

(44)	Comprised of 21,136 shares of common stock issuable upon exercise of a warrant.

(45)

Comprised of 19,908 shares of common stock issuable upon exercise of warrants. Trude C. Taylor, Trustee of the Taylor Family Trust Dated June 10, 1983, exercises voting and investment control over securities held by the Taylor Family Trust dated June 10, 1983.

(46)

Comprised of 75,839 shares of common stock issuable upon exercise of warrants and 116,000 shares of common stock held directly. Charles Simonyi has voting and investment control over shares of common stock beneficially owned by Valkyrie Leasing, LLC.

(47)

Comprised of 66,666 shares of common stock issuable upon conversion of Series C Preferred Stock, 109,185 shares of common stock held directly and 20,878 shares of common stock issuable upon exercise of warrants.

Selling stockholders who are registered broker-dealers are “underwriters” within the meaning of the Securities Act.  In addition, selling stockholders who are affiliates of registered broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act if such selling stockholders (a) did not acquire its Series C Preferred Stock, warrants or underlying stock in the ordinary course of business or (b) had any agreement or understanding, directly or indirectly, with any person to distribute the Series C Preferred Stock, warrants or underlying common stock.

Michael Jacks and William Corbett are registered agents of Empire Financial Group, Inc. (“Empire”). We issued warrants referenced in footnotes (12), (15) and (23) above to Empire as compensation for Empire’s services as placement agent in connection with the Private Placement.  Equity Source Partners, LLC (“Equity,” and together with Empire, the “Placement Agents”) was also issued the warrant referenced in footnote (16) above as compensation for Equity’s services as a placement agent in connection with the Private Placement. The Placement Agents are broker-dealers, and as such, may be deemed to be underwriters of an aggregate of 46,000 shares offered pursuant to this prospectus. We do not have any underwriting agreement with the Placement Agents. The Placement Agents completed all services in connection with earning the shares and are under no obligation to sell the shares in this offering or pay any of the proceeds thereof to us. We did not pay and will not owe any discounts or commissions to the Placement Agents. The Placement Agents have no right to designate any member to our board of directors. We have no obligation to indemnify the Placement Agents for violations of the Securities Act. We are not aware of any intention of the Placement Agents or their affiliates to engage in passive market making transactions as permitted by Rule 103 of Regulation M. We are not aware of any intention of the Placement Agents or their affiliates to engage in any transaction during the offering that stabilizes, maintains, or otherwise affects the market price of the offered securities.

RELATIONSHIP OF SELLING STOCKHOLDERS TO THE COMPANY

Gruber & McBaine International and its affiliates, which include Lagunitas Partners, LP, beneficially own more than 10% of our issued and outstanding common stock.  J. Patterson McBaine, a selling stockholder, together with Jon D. Gruber, exercises voting and investment control over the shares held by Gruber & McBaine International and Lagunitas Partners, LP.  None of the other selling stockholders listed above has held any position or office, or has had any material relationship, with us or any of our affiliates within the past three years.

PLAN OF DISTRIBUTION

We are registering the sale of shares of our common stock on behalf of the selling stockholders. A selling stockholder is a person named in the section entitled “selling stockholders” and also includes any donee, pledgee, transferee or other successor-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift or other non-sale related transfer.

We do not know of any plan of distribution for the resale of our common stock by the selling stockholders. We will not receive any of the proceeds from the sale by the selling stockholders of any of the resale shares.

Each selling stockholder of the common stock may, from time to time, sell any or all of their shares of common stock on AMEX or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•                  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                  a combination of any such methods of sale; or

•                  any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions entered into after the effective date of the registration statement of which this prospectus is a part, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.  In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares.  The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPERTS

Stonefield Josephson, Inc., independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-KSB for the year ended December 31, 2005, as amended, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the consolidated financial statements), which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Stonefield Josephson, Inc.’s report, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, San Diego, California.

WHERE YOU CAN FIND MORE INFORMATION

We electronically file annual, quarterly and special reports, proxy and information statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Our website address is www.iwsinc.com. Information contained in, or accessible through, our website is not a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any filings that we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of the registration statement of which this prospectus forms a part and prior to the termination of this offering:

(1)	Our Annual Report on Form 10-KSB for the year ended December 31, 2005 filed with the SEC on April 17, 2006, as amended by our Annual Report Form 10-KSB/A filed with the SEC on May 1, 2006;

(2)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006 filed with the SEC on May 22, 2006;

(3)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006 filed with the SEC on August 14, 2006;

(4)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006 filed with the SEC on November 20, 2006;

(5)

Our Current Reports on Form 8-K (other than information contained in Current Reports on Form 8-K that is furnished, but not filed) filed with the SEC on January 24, 2006, February 7, 2006, February 10, 2006, March 23, 2006, March 29, 2006, June 1, 2006, June 2, 2006, August 18, 2006, November 20, 2006, November 22, 2006 and December 6, 2006; and

(6)	The description of the common stock included in our registration statement on Form 8-A, filed with the SEC on March 21, 2000.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to:

Corporate Secretary
ImageWare Systems, Inc.
10883 Thornmint Road
San Diego, CA 92127
Telephone: (858) 673-8600

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and incorporated by reference in this prospectus, is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.